Exhibit 3.3

LIMITED LIABILITY COMPANY AGREEMENT

OF

EAGLE II ACQUISITION COMPANY LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Eagle II Acquisition Company LLC (the “Company”) is made and entered into as of September 16, 2016, by Eldorado Resorts, Inc. (the “Sole Member”).

1.     Name. The name of the Company is “Eagle II Acquisition Company LLC.”

2.    Business of the Company. The purpose and business of the Company shall be the conduct of any business or activity that may be conducted by a limited liability company organized pursuant to the Delaware Limited Liability Company Act, as amended from time to time.

3.    Location of Principal Place of Business. The location of the principal place of business of the Company is:

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

4.    Term of Company. The Company is to begin as of the date hereof, and the Company is to terminate upon determination of the Sole Member.

5.    Authority. Subject to the limitations provided in this Agreement, the Sole Member shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Any action taken by the Sole Member on behalf of the Company shall constitute the act of and serve to bind the Company. In dealing with the Sole Member acting on behalf of the Company, no person or entity shall be required to inquire into the authority of the Sole Member to bind the Company. Persons and entities dealing with the Company are entitled to rely conclusively on the power and authority of the Sole Member as set forth in this Agreement.

6.    Election of Officers; Delegation of Authority. The Sole Member may, from time to time, designate one or more officers with such titles as may be designated by the Sole Member to act in the name of the Company with such authority as may be delegated to such officer(s) by the Sole Member. Any such officer shall act pursuant to such delegated authority until such officer is removed by the Sole Member. Any action taken by an officer designated by the Sole Member shall constitute the act of and serve to bind the Company. In dealing with the officers acting on behalf of the Company, no person or entity shall be required to inquire into the authority of the officers to bind the Company. Persons and entities dealing with the Company are entitled to rely conclusively on the power and authority of any officer set forth in this Agreement and any instrument designating such officer and the authority delegated to him or her.

7.    Cash and Property Contributed to the Company. The Sole Member shall make an initial contribution of cash or property to the Company at such time and in such amounts as the Sole Member shall determine.

8.    Additional Contributions. The Sole Member may make additional contributions of cash or property to the Company at such times and in such amounts as the Sole Member shall determine.

9.    Share of Profits and Other Compensation to be Received by the Members. The Sole Member shall be entitled to all of the profits, losses and distributions of the Company.

10.    Fiscal Year. The fiscal year of the Company shall be the calendar year.

11.    Amendments. Amendments to this Agreement may be made only if embodied in an instrument signed by the Sole Member.

12.    Amendment of Certificate. In the event this Agreement shall be amended pursuant to Section 11 hereof, the Sole Member shall amend the Certificate of Formation of the Company to reflect such change if it deems such amendment of the Certificate of Formation of the Company to be necessary or appropriate.

13.    Indemnification.

(a)    The Company shall indemnify each current or former officer or member of the Company, or any officer, member, manager or director of any entity previously combined with the Company by way of merger, including any person who serves or may have served at the request of the Company as a member, officer, director, manager, employee or agent of another corporation, partnership, joint venture, trust or other enterprise from any liability incurred as a result of such service to the fullest extent permitted by the Delaware Limited Liability Company Act as it may from time to time be amended, except with respect to an action commenced by such member or officer against the Company or by such member or officer as a derivative action by or in the right of the Company. The indemnification and advancement of expenses provided by, or granted pursuant to, this Agreement shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The indemnification and advancement of expenses provided by, or granted pursuant to, this Agreement shall continue as to a person who has ceased to be a member, officer, director, manager, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(b)        Expenses (including attorneys’ fees) incurred by each person entitled to indemnification pursuant to the foregoing paragraph (a) (each, an “Indemnified Party”) in a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding; provided that if an Indemnified Party is advanced such expenses and it is later determined that such Indemnified Party was not entitled to indemnification with respect to such action, suit or proceeding, then such Indemnified Party shall reimburse the Company for such advances.

(c)        No amendment, modification or deletion of this Section 13 shall apply to or have any effect on the right of any Indemnified Party to indemnification for or with respect to any acts or omissions of such Indemnified Party occurring prior to such amendment, modification or deletion.

14.    Exculpation No Indemnified Party shall be liable, responsible or accountable in damages or otherwise to the Company or any member of the Company for any loss incurred as a result of any act or failure to act by such Indemnified Party on behalf of the Company unless such loss is finally determined by a court of competent jurisdiction to have resulted solely from such Person’s fraud or willful misconduct. No amendment, modification or deletion of this Section 14 shall apply to or have any effect on the liability or alleged liability of any Indemnified Party for or with respect to any acts or omissions of such Indemnified Party occurring prior to such amendment, modification or deletion.

15.    Liability. The Sole Member shall not be liable for the repayment, satisfaction or discharge of any Company liabilities.

16.    Expenses. The Company shall pay for all expenses incurred in connection with the operation of the Company’s business. The Sole Member and the officers, employees and agents of the Company shall be entitled to receive out of Company funds reimbursement of all Company expenses expended by such persons.

17.    Governing Law. This Agreement shall be governed by and interpreted in accordance with the law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date set forth above.

SOLE MEMBER:

ELDORADO RESORTS, INC.

/s/ Gary L Carano
Name: Gary L. Carano
Title: Chairman and Chief Executive Officer